Exhibit 99.1

 NEWS RELEASE

Gray Reports Record Operating Results

Atlanta, Georgia – May 4, 2017. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announces record results of operations for the three-months ended March 31, 2017, including record revenue, net income and Broadcast Cash Flow (a non-GAAP financial measure, defined below).

Financial Highlights:

●

Record First Quarter Revenue, Net Income and Broadcast Cash Flow (as-reported basis) - Our revenue for the first quarter of 2017 was $203.5 million ($203.9 million on a Combined Historical Basis, defined below), increasing $29.7 million, or 17%, from the first quarter of 2016. Our net income was $10.5 million for the first quarter of 2017. Our Broadcast Cash Flow was $70.5 million for the first quarter of 2017 ($70.9 million on a Combined Historical Basis).

●

Total Leverage Ratio - As of March 31, 2017, our total leverage ratio, as defined in our senior credit facility, was 5.56 times on a trailing eight-quarter basis, netting all $23.5 million of cash on our balance sheet.

Other Highlights and Recent Developments:

●	On January 13, 2017, we acquired KTVF-TV (NBC), KXDF-TV (CBS), and KFXF-TV (FOX) in the Fairbanks, Alaska television market, for $8.0 million (the “Fairbanks Acquisition”).

●

On January 17, 2017, we acquired WBAY-TV (ABC), in the Green Bay, Wisconsin television market, and KWQC-TV (NBC), in the Davenport, Iowa, Rock Island, Illinois, and Moline, Illinois or “Quad Cities” television market (collectively, the “Media General Acquisition”), for an adjusted purchase price of $269.9 million.

●

On February 7, 2017, we amended and restated our senior credit facility (the “2017 Senior Credit Facility”) which provided a total commitment of $656.4 million, consisting of a $556.4 million term loan facility (the “2017 Term Loan”), that was used to repay our prior term loan, and a $100.0 million revolving credit facility (the “2017 Revolving Credit Facility”).

●

On February 7, 2017, we announced that we anticipate receiving, in the second or third quarter of 2017, $90.8 million in proceeds from the Federal Communication Commission’s recently completed reverse auction for broadcast spectrum.

●

On February 16, 2017, we announced that we had agreed to acquire WABI-TV (CBS/CW) in the Bangor, Maine market (DMA 156) and WCJB-TV (ABC/CW) in the Gainesville, Florida market (DMA 161) (collectively, the “Diversified Acquisition”) for a total purchase price of $85.0 million. On April 1, 2017, we began operating these stations, subject to the ultimate control of the seller, under a standard pre-closing local programming and marketing agreement (an “LMA”). On May 1, 2017, we completed the Diversified Acquisition, at which time the LMA expired.

●

On April 3, 2017, we borrowed $85.0 million under an incremental term loan (the “2017 Incremental Term Loan”) under the 2017 Senior Credit Facility and used a portion of the proceeds to prepay a portion of the purchase price for the Diversified Acquisition.

●

On May 1, 2017, we completed the acquisition of television stations WDTV-TV (CBS) and WVFX-TV (FOX/CW) a legal duopoly in the Clarksburg-Weston, West Virginia market (DMA 169) (the “Clarksburg Acquisition”) for a total purchase price of $26.5 million, at which time our existing LMA expired.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

Effects of Acquisitions and Divestitures on Our Results of Operations

From October 31, 2013 through March 31, 2017, we completed 21 acquisition transactions and three divestiture transactions. As more fully described in our Form 10-Q to be filed with the Securities and Exchange Commission today and in our prior disclosures, these transactions added a net total of 48 television stations in 28 television markets, including 23 new television markets, to our operations.

We refer to the five stations acquired during the first quarter of 2017 as the “2017 Acquisitions.” We refer to the 13 stations acquired and retained in 2016, as well as the two stations in the Clarksburg, West Virginia market that we commenced operating under an LMA in June 2016 as the “2016 Acquisitions.” During 2015, we completed six acquisitions, which collectively added seven television stations in six markets (four new markets) to our operations, and we refer to those stations as the “2015 Acquisitions.” Unless the context of the following discussion requires otherwise, we refer to the stations acquired in the 2017 Acquisitions, the 2016 Acquisitions and the 2015 Acquisitions, collectively, as the “Acquired Stations.”

Due to the significant effect that our acquisitions and divestitures have had on our results of operations, and in order to provide more meaningful period over period comparisons, we present herein certain financial information on a “Combined Historical Basis.” Unless otherwise defined, Combined Historical Basis reflects financial results that have been compiled by adding Gray’s historical revenue and broadcast expenses to the historical revenue and broadcast expenses of the Acquired Stations and removing the historical revenues and historical broadcast expenses of divested stations as if they had been acquired or divested, respectively, on January 1, 2015 (the beginning of the earliest period presented). In addition, our Combined Historical Basis non-GAAP terms “Broadcast Cash Flow,” “Broadcast Cash Flow Less Cash Corporate Expenses,” “Operating Cash Flow as Defined in our 2017 Senior Credit Facility,” “Free Cash Flow” and “Total Leverage Ratio, Net of All Cash” give effect to the financings related to the acquisition of the Acquired Stations as if these financings occurred on January 1, 2015, and certain anticipated net expense savings resulting from the completed acquisitions. Free Cash Flow presented on a Combined Historical Basis also includes adjustments for the purchase of property and equipment and income taxes paid, net of refunds, as if the acquisition of the Acquired Stations occurred on January 1, 2015. Combined Historical Basis financial information does not reflect all purchase accounting and other adjustments required, and includes certain other amounts not included, in pro forma financial statements prepared in accordance with Regulation S-X.

Gray Television, Inc.

Earnings Release for the three-month period ended March 31, 2017	Page 2 of 15

Selected Operating Data (unaudited):

	As-Reported Basis
	Three Months Ended March 31,
			% Change 2017 to		% Change 2017 to
	2017	2016	2016	2015	2015
	(dollars in thousands)
Revenue (less agency commissions):
Total	$203,461	$173,723	17%	$133,303	53%
Political	$1,321	$9,655	(86)%	$1,159	14%

Operating expenses (1):
Broadcast	$133,471	$108,568	23%	$86,847	54%
Corporate and administrative	$7,709	$15,678	(51)%	$6,847	13%

Net income	$10,505	$8,990	17%	$5,595	88%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$70,464	$65,894	7%	$46,724	51%
Broadcast Cash Flow Less
Cash Corporate Expenses	$63,729	$51,186	25%	$40,627	57%
Free Cash Flow	$36,594	$24,215	51%	$21,991	66%

	Combined Historical Basis
	Three Months Ended March 31,
			% Change 2017 to		% Change 2017 to
	2017	2016	2016	2015	2015
	(dollars in thousands)
Revenue (less agency commissions):
Total	$203,890	$205,329	(1)%	$181,093	13%
Political	$1,321	$13,651	(90)%	$1,318	0%

Operating Expenses (1):
Broadcast	$135,081	$130,877	3%	$120,165	12%
Corporate and administrative	$7,709	$15,678	(51)%	$6,847	13%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$70,850	$78,387	(10)%	$68,227	4%
Broadcast Cash Flow Less Cash
Corporate Expenses	$64,115	$63,679	1%	$62,130	3%
Operating Cash Flow as defined in the 2017 Senior Credit Facility	$63,962	$69,934	(9)%	$64,531	(1)%
Free Cash Flow	$37,536	$39,869	(6)%	$33,808	11%

(1)	Excludes depreciation, amortization and loss (gain) on disposal of assets.
(2)	See definition of non-GAAP terms and a reconciliation of the non-GAAP amounts to net income included elsewhere herein.

Gray Television, Inc.

Earnings Release for the three-month period ended March 31, 2017	Page 3 of 15

Results of Operations for the First Quarter of 2017

Revenue (less agency commissions) on As-Reported Basis.

The table below presents our revenue (less agency commissions) by type for the first quarter of 2017 and 2016 (dollars in thousands):

	Three Months Ended March 31,
	2017		2016
		Percent		Percent
	Amount	of Total	Amount	of Total
Revenue (less agency commissions):
Local (including internet/digital/mobile)	$102,597	50.4%	$89,354	51.4%
National	24,814	12.2%	22,079	12.7%
Political	1,321	0.6%	9,655	5.6%
Retransmission consent	67,573	33.2%	47,269	27.2%
Other	7,156	3.6%	5,366	3.1%
Total	$203,461	100.0%	$173,723	100.0%

Total revenue increased $29.7 million, or 17%, to $203.5 million for the first quarter of 2017 compared to the first quarter of 2016. Revenue from the 2017 Acquisitions and 2016 Acquisitions, collectively, accounted for approximately $47.5 million of our total revenue in the first quarter of 2017. The 2016 Acquisitions accounted for approximately $16.6 million of our total revenue in the first quarter of 2016.

Excluding the total revenue contributed by the 2017 Acquisitions and 2016 Acquisitions, our total revenue decreased by $1.2 million in the first quarter of 2017 as compared to the first quarter of 2016. The components of this net decrease included: retransmission consent revenue increased by $9.2 million due primarily to increased retransmission consent rates; and political advertising revenue decreased by $8.3 million due to 2017 being the “off-year” of the two-year election cycle.

Excluding the revenue contributed by the 2017 Acquisitions and 2016 Acquisitions, local and national advertising revenue declined, in part, as a result of the impact of the broadcast of the 2017 Super Bowl on our FOX-affiliated stations generating approximately $0.6 million of local and national advertising revenue, compared to $1.6 million that we earned from the broadcast of the 2016 Super Bowl on our CBS-affiliated stations reflecting our significantly larger portfolio of CBS-affiliated stations compared to our portfolio of FOX-affiliated stations.

The changes in revenue for the first quarter of 2017 compared to the first quarter of 2016 were approximately as follows:

●	Local advertising revenue (including internet/digital/mobile) increased $13.2 million, or 15%, to $102.6 million.

●	National advertising revenue increased $2.7 million, or 12%, to $24.8 million.

●	Political advertising revenue decreased $8.3 million, or 86%, to $1.3 million.

●	Retransmission consent revenue increased $20.3 million, or 43%, to $67.6 million.

●	Other revenue increased $1.8 million, or 33%, to $7.2 million.

Gray Television, Inc.

Earnings Release for the three-month period ended March 31, 2017	Page 4 of 15

Revenue (less agency commissions) on Combined Historical Basis.

On a Combined Historical Basis, total revenue decreased $1.4 million to $203.9 million in the first quarter of 2017 compared to $205.3 million the first quarter of 2016. On a Combined Historical Basis, the changes in revenue for the first quarter of 2017 compared to the first quarter of 2016 were approximately as follows:

•	Local advertising revenue (including internet/digital/mobile) decreased $1.1 million, or 1%, to $103.7 million.

•	National advertising revenue decreased $1.9 million, or 7%, to $25.2 million.

•	Political advertising revenue decreased $12.3 million, or 90%, to $1.3 million.

•	Retransmission consent revenue increased $13.9 million, or 25%, to $68.6 million.

•	Other revenue was unchanged at $5.1 million.

Local and national advertising revenue declined, in part, as a result of the impact of the broadcast of the 2017 Super Bowl on our FOX-affiliated stations generating approximately $0.6 million of local and national advertising revenue, compared to $2.1 million that we earned from the broadcast of the 2016 Super Bowl on our CBS-affiliated stations reflecting our significantly larger portfolio of CBS-affiliated stations compared to our portfolio of FOX-affiliated stations.

Within our local and national advertising revenue categories, and including the revenue attributable to the 2017 Acquisitions and the 2016 Acquisitions, our five largest customer categories experienced the following approximate changes during the first quarter of 2017 compared to the first quarter of 2016:

●	Automotive was unchanged;

●	Medical decreased 1%;

●	Restaurant decreased 10%;

●	Furniture and appliances decreased 2%; and

●	Communications increased 5%.

Broadcast Operating Expenses on As-Reported Basis.

Broadcast operating expenses (before depreciation, amortization and gain or loss on disposal of assets) increased $24.9 million, or 23%, to $133.5 million for the first quarter of 2017 compared to the first quarter of 2016. The 2017 Acquisitions and 2016 Acquisitions, collectively, accounted for approximately $30.3 million of our broadcast operating expenses in the first quarter of 2017, and the 2016 Acquisitions accounted for approximately $10.8 million of our broadcast operating expenses for the first quarter of 2016. Including the impact of the 2017 Acquisitions and the 2016 Acquisitions, total retransmission expense increased $9.9 million, or 44%, to $32.3 million in the first quarter of 2017 compared to the first quarter of 2016.

Excluding the impact of the 2017 Acquisitions and the 2016 Acquisitions:

•

Non-compensation expenses increased by $4.5 million, or 9%, in the first quarter of 2017 primarily due to retransmission expense increases of $5.1 million that were partially offset by decreases in several categories including programming, licensing and professional fees.

•	Compensation expense increased by $0.9 million in the first quarter of 2017.

Gray Television, Inc.

Earnings Release for the three-month period ended March 31, 2017	Page 5 of 15

Broadcast Operating Expenses on Combined Historical Basis.

On a Combined Historical Basis, broadcast operating expenses (before depreciation, amortization and gain or loss on disposal of assets) increased $4.2 million, or 3%, to $135.1 million in the first quarter of 2017 compared to the first quarter of 2016. The increase reflects, in part, the following:

•	Retransmission expense increased $6.6 million, or 25%, to $32.7 million in the first quarter of 2017 compared to the first quarter of 2016 consistent with increases in retransmission consent revenue.

•

Compensation expense decreased by approximately $1.5 million, or 2%, in the first quarter of 2017 compared to the first quarter of 2016. Non-cash share based compensation expenses were $0.3 million in each of the first quarter of 2017 and 2016.

Corporate and Administrative Operating Expenses on As-Reported Basis.

Corporate and administrative expenses (before depreciation, amortization and gain or loss on disposal of assets) decreased $8.0 million, or 51%, to $7.7 million in the first quarter of 2017 as compared to the first quarter of 2016. The decrease reflects, in part, the following:

•	Non-compensation expense decreased $7.6 million, primarily due to a decrease of $7.3 million in professional fees related to acquisition activities.

•

Compensation expense decreased $0.4 million, primarily due to decreases in incentive compensation costs. Non-cash share based compensation expenses were $1.0 million in each of the first quarter of 2017 and 2016.

Loss from Early Extinguishment of Debt.

In the first quarter of 2017, we recorded a loss from early extinguishment of debt of approximately $2.5 million, or $1.5 million after tax, related to the amendment and restatement of our senior credit facility.

Taxes.

During the first quarter of 2017, we made aggregate federal and state income tax payments of approximately $0.3 million. During the remainder of 2017, we anticipate making income tax payments (net of refunds) of approximately $1.1 million. We anticipate making significant federal and state income tax payments beginning in 2018, assuming no significant changes to the corporate tax code as currently in effect.

Gray Television, Inc.

Earnings Release for the three-month period ended March 31, 2017	Page 6 of 15

Detailed table of operating results on As-Reported Basis:

Gray Television, Inc.

Selected Operating Data (Unaudited)

(in thousands except for net income per share data)

	Three Months Ended
	March 31,
	2017	2016

Revenue (less agency commissions)	$203,461	$173,723
Operating expenses before depreciation, amortization and (gain) loss on disposal of assets, net:
Broadcast	133,471	108,568
Corporate and administrative	7,709	15,678
Depreciation	12,629	11,126
Amortization of intangible assets	5,567	3,888
Loss (gain) on disposals of assets, net	527	(1,648)
Operating expenses	159,903	137,612
Operating income	43,558	36,111
Other income (expense):
Miscellaneous income, net	7	569
Interest expense	(23,191)	(21,275)
Loss from early extinguishment of debt	(2,540)	-
Income before income taxes	17,834	15,405
Income tax expense	7,329	6,415
Net income	$10,505	$8,990

Basic per share information:
Net income	$0.15	$0.13
Weighted-average shares outstanding	71,877	71,791

Diluted per share information:
Net income	$0.14	$0.12
Weighted-average shares outstanding	72,519	72,582

Political revenue (less agency commissions)	$1,321	$9,655

Gray Television, Inc.

Earnings Release for the three-month period ended March 31, 2017	Page 7 of 15

Other Financial Data:

	As of
	March 31,	December 31,
	2017	2016
	(in thousands)

Cash	$23,541	$325,189
Long-term debt, including current portion	$1,754,280	$1,756,747
Borrowing availability under our revolving credit facility	$100,000	$60,000

	Three Months Ended March 31,
	2017	2016
	(in thousands)

Net cash (used in) provided by operating activities	$(483)	$29,712
Net cash used in investing activities	(293,393)	(420,162)
Net cash (used in) provided by financing activities	(7,772)	413,786
Net (decrease) increase in cash	$(301,648)	$23,336

Guidance for the Three-Months Ending June 30, 2017

Based on our current forecasts for the second quarter of 2017, we anticipate the changes from the three-months ended June 30, 2016 as outlined below. Our estimates for the second quarter of 2017 include approximately $19.2 million of revenue and $8.0 million of broadcast operating expense estimated to be contributed by the 2017 Acquisitions and the stations acquired in the Diversified Acquisition.

	Three Months Ending June 30,
	Low End	% Change	High End	% Change
	Guidance	From	Guidance	From
	for	As-Reported	for	As-Reported	As-Reported
	the Second	Second	the Second	Second	Second
	Quarter of	Quarter of	Quarter of	Quarter of	Quarter of
Selected operating data:	2017	2016	2017	2016	2016
	(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$218,000	11%	$223,000	13%	$196,633

OPERATING EXPENSES
(before depreciation, amortization and gain or loss on disposals of assets):
Broadcast	$141,000	20%	$143,000	22%	$117,335
Corporate and administrative	$9,250	9%	$9,750	14%	$8,524

OTHER SELECTED DATA:
Political advertising revenue (less agency commissions)	$750	(92)%	$1,200	(88)%	$9,649

Gray Television, Inc.

Earnings Release for the three-month period ended March 31, 2017	Page 8 of 15

Comments on Second Quarter of 2017 Guidance:

Second Quarter of 2017 on As-Reported Basis:

Revenue on As-Reported Basis.

Based on our current forecasts for the second quarter of 2017, we anticipate the following changes from the second quarter of 2016 as outlined below:

•

We believe our second quarter of 2017 local advertising revenue (including internet/digital/mobile) will increase to be within a range of approximately$116.5 million to $118.5 million, or +11% to +13%.

•	We believe our second quarter of 2017 national advertising revenue will increase to be within a range of approximately $28.0 to $29.5 million, or +7% to +13%.
•

We believe our second quarter of 2017 political revenue will be within a range of approximately $0.8 million to $1.2 million. For the second quarter of 2015, we reported political revenue of approximately $2.2 million.

•	We believe our second quarter of 2017 retransmission consent revenue will be approximately $69.5 million.

Broadcast Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets, net) on As-Reported Basis.

For the second quarter of 2017, we anticipate our broadcast operating expenses will increase from the second quarter of 2016, reflecting the impact of the 2017 Acquisitions and the 2016 Acquisitions as well as anticipated increases in payroll and related employee benefits. We anticipate that our broadcast operating expenses will also reflect increases in retransmission expense of approximately $9.9 million, to total approximately $34.0 million for the second quarter of 2017.

Corporate and Administrative Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets) on As-Reported Basis.

For the second quarter of 2017, we anticipate our corporate and administrative operating expense will increase to within a range of approximately $9.3 million to $9.8 million, primarily attributable to routine increases in compensation and professional service fees.

Second Quarter of 2017 on Combined Historical Basis:

Based on our current forecasts for the second quarter of 2017, we anticipate the following changes from the Combined Historical Basis for the second quarter of 2016 as outlined below. For the purposes hereof, our Combined Historical Basis revenues and expenses for the second quarter of 2016 have been adjusted to give effect to the 2017 Acquisitions, 2016 Acquisitions and the Diversified Acquisition.

Revenue on Combined Historical Basis:

•	We believe our second quarter of 2017 total revenue will change by approximately 0% to +2%.
•	We believe our second quarter of 2017 local advertising revenue will change by approximately

-1% to +1%.

•	We believe our second quarter of 2017 national advertising revenue will decrease by approximately

-7% to -2%.

•	We believe our second quarter of 2017 retransmission consent revenue will increase by approximately +25%.

Gray Television, Inc.

Earnings Release for the three-month period ended March 31, 2017	Page 9 of 15

Broadcast Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets) on Combined Historical Basis.

Our total broadcast operating expenses for the second quarter of 2017 are anticipated to increase from the second quarter of 2016 on a Combined Historical Basis by 9% to 10%. This increase reflects an expected increase of $7.4 million in retransmission expense (to total approximately $34.0 million for the second quarter of 2017).

Gray Television, Inc.

Earnings Release for the three-month period ended March 31, 2017	Page 10 of 15

Non-GAAP Terms

From time to time, Gray supplements its financial results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) by disclosing the non-GAAP financial measures Broadcast Cash Flow, Broadcast Cash Flow Less Cash Corporate Expenses, Operating Cash Flow as defined in Gray’s 2017 Senior Credit Facility (“Operating Cash Flow”), Free Cash Flow and Total Leverage Ratio, Net of All Cash. These non-GAAP amounts are used by us to approximate the amount used to calculate key financial performance covenants contained in our debt agreements and are used with our GAAP data to evaluate our results and liquidity. These non-GAAP amounts may be provided on an As-Reported Basis as well as a Combined Historical Basis.

We define Broadcast Cash Flow as net income plus loss from early extinguishment of debt, corporate and administrative expenses, broadcast non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

We define Broadcast Cash Flow Less Cash Corporate Expenses as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, and non-cash 401(k) expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

We define Operating Cash Flow as Combined Historical Basis net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense and pension expenses less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations, network compensation revenue and cash contributions to pension plans.

We define Free Cash Flow as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, amortization of deferred financing costs, any income tax expense, non-cash 401(k) expense and pension expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations, network compensation revenue, contributions to pension plans, amortization of original issue discount on our debt, capital expenditures (net of any insurance proceeds) and the payment of income taxes (net of any refunds received).

Our Total Leverage Ratio, Net of All Cash is calculated as our Operating Cash Flow for the preceding eight quarters, divided by two, which is then divided by our long term debt, excluding net premiums and net deferred financing costs, but including any other debt, net of all cash.

These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Gray Television, Inc.

Earnings Release for the three-month period ended March 31, 2017	Page 11 of 15

Reconciliation on As-Reported Basis, in thousands:

	Three Months Ended
	March 31,
	2017	2016	2015

Net income	$10,505	$8,990	$5,595
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	12,629	11,126	8,798
Amortization of intangible assets	5,567	3,888	2,771
Non-cash stock-based compensation	1,338	1,284	993
Loss (gain) on disposals of assets, net	527	(1,648)	(18)
Miscellaneous income, net	(7)	(569)	(7)
Interest expense	23,191	21,275	18,530
Loss from early extinguishment of debt	2,540	-	-
Income tax expense	7,329	6,415	3,940
Amortization of program broadcast rights	5,222	4,396	3,607
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	7	6	6
Payments for program broadcast rights	(5,119)	(3,977)	(3,588)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	6,735	14,708	6,097
Broadcast Cash Flow	70,464	65,894	46,724
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	(6,735)	(14,708)	(6,097)
Broadcast Cash Flow Less Cash Corporate Expenses	$63,729	$51,186	$40,627
Pension expense	(85)	40	2,401
Contributions to pension plans	(624)	(520)	-
Interest expense	(23,191)	(21,275)	(18,530)
Amortization of deferred financing costs	1,151	1,071	799
Amortization of net original issue premium on 5.875% senior notes due 2026	(153)	(216)	(216)
Purchase of property and equipment	(3,977)	(5,931)	(2,849)
Income taxes paid, net of refunds	(256)	(140)	(241)
Free Cash Flow	$36,594	$24,215	$21,991

Gray Television, Inc.

Earnings Release for the three-month period ended March 31, 2017	Page 12 of 15

Reconciliation on Combined Historical Basis, in thousands:

	Three Months Ended
	March 31,
	2017	2016	2015

Net income	$9,204	$11,729	$8,800
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	12,732	12,625	12,329
Amortization of intangible assets	5,583	4,849	4,651
Non-cash stock-based compensation	1,338	1,284	993
Loss (gain) on disposals of assets, net	527	(1,448)	35
Miscellaneous income, net	(7)	394	1,516
Interest expense	23,191	24,849	23,306
Loss from early extinguishment of debt	2,540	-	-
Income tax expense	7,329	5,775	3,444
Amortization of program broadcast rights	5,276	5,254	5,206
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	7	6	6
Payments for program broadcast rights	(5,173)	(4,835)	(5,187)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	6,735	14,708	6,097
Other	1,568	3,197	7,031
Broadcast Cash Flow	$70,850	$78,387	$68,227
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	(6,735)	(14,708)	(6,097)
Broadcast Cash Flow Less Cash Corporate Expenses	$64,115	$63,679	$62,130
Pension expense	(85)	40	2,401
Contributions to pension plans	(624)	(520)	-
Other	556	6,735	-
Operating Cash Flow as defined in 2017 Senior Credit Facility	$63,962	$69,934	$64,531
Interest expense	(23,191)	(24,849)	(23,306)
Amortization of deferred financing costs	1,151	1,071	799
Amortization of net original issue premium on 5.875% senior notes due 2026	(153)	(216)	(216)
Purchase of property and equipment	(3,977)	(5,931)	(6,750)
Income taxes paid, net of refunds	(256)	(140)	(1,250)
Free Cash Flow	$37,536	$39,869	$33,808

Gray Television, Inc.

Earnings Release for the three-month period ended March 31, 2017	Page 13 of 15

Reconciliation of Total Leverage Ratio, Net of All Cash, in thousands except for ratio:

Eight Quarters Ended
Combined Historical Basis Operating Cash Flow as defined in the 2017 Senior Credit Facility:	March 31, 2017

Net income	$149,083
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	99,509
Amortization of intangible assets	38,020
Non-cash stock-based compensation	9,466
Loss on disposal of assets, net	2,862
Miscellaneous income, net	4,410
Interest expense	192,919
Loss from early extinguishment of debt	34,527
Income tax expense	70,750
Amortization of program broadcast rights	42,218
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	56
Payments for program broadcast rights	(41,535)
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock-based compensation	68,330
Other	21,450
Broadcast Cash Flow	692,065
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock-based compensation	(68,330)
Broadcast Cash Flow Less Cash Corporate Expenses	623,735
Pension expense	1,886
Contributions to pension plans	(9,093)
Other	15,486
Operating Cash Flow as defined in 2017 Senior Credit Facility	$632,014
Operating Cash Flow as defined in 2017 Senior Credit Facility, divided by two	$316,007

March 31, 2017
Adjusted Total Indebtedness:
Long term debt	$1,754,280
Capital leases and other debt	643
Total deferred financing costs, net	31,410
Premium on subordinated debt, net	(5,644)
Cash	(23,541)
Adjusted Total Indebtedness, Net of All Cash	$1,757,148
Total Leverage Ratio, Net of All Cash	5.56

Gray Television, Inc.

Earnings Release for the three-month period ended March 31, 2017	Page 14 of 15

The Company

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and operates television stations and leading digital assets in markets throughout the United States. As of the date of this release, we own and/or operate television stations in 56 television markets that broadcast more than 200 separate program streams, including 103 channels affiliated with the CBS Network, the NBC Network, the ABC Network and the FOX Network. Our portfolio, including pending acquisitions, includes the number-one and/or number-two ranked television station operations in essentially all of our markets, which collectively cover approximately 10.3 percent of total United States television households.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the second quarter of 2017 or other periods, the impact of recently completed transactions, anticipated receipt of proceeds from the auction of broadcast spectrum, future operating expenses, future income tax payments and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of May 4, 2017. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our Annual Report on Form 10-K for the year ended December 31, 2016 and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC's website at www.sec.gov.

Conference Call Information

We will host a conference call to discuss our first quarter operating results on May 4, 2017. The call will begin at 11:00 a.m. Eastern Time. The live dial-in number is 1-800-768-6490 and the confirmation code is 1813885. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1-888-203-1112, Confirmation Code: 1813885 until June 3, 2017.

Gray Contacts

Web site: www.gray.tv

Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, 404-266-5512

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

Gray Television, Inc.

Earnings Release for the three-month period ended March 31, 2017	Page 15 of 15